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Exhibit 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sonic Foundry, Inc. for the registration of 635,994 shares of its common stock issued and issuable upon exchange of certain non-voting exchangeable shares, exercise of certain non-voting exchangeable shares options, and exercise of certain warrants and to the incorporation by reference therein of our report dated November 5, 1999, with respect to the financial statements and schedule of Sonic Foundry, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1999, filed with the Securities and Exchange Commission.

                                  /s/ Ernst & Young LLP

Milwaukee, Wisconsin
October 31, 2000